Exhibit 99.1

Fred's Reports First Quarter 2008 Results

MEMPHIS, Tenn.--(BUSINESS WIRE)--Fred's, Inc. (NASDAQ: FRED) today reported financial results for the first quarter ended May 3, 2008.

For the first quarter of 2008, Fred's reported net income of $7.3 million or $0.18 per diluted share. This compared with net income of $7.4 million or $0.19 per diluted share in the first quarter of 2007.

Fred's total sales for the first quarter of fiscal 2008 increased 5% to $464.3 million from $442.3 million for the same period last year. On a comparable store basis, first quarter sales increased 2.1% compared with 1.9% in the year-earlier period. Excluding stores that have been or will be closed under the Company's previously announced strategic plan, the increase in comparable store sales for the quarter would have been 2.5%.

Commenting on the results, Michael J. Hayes, Chief Executive Officer, said, "We are pleased with Fred's sales and earnings performance in the first quarter as well as our progress in implementing a strategic plan to enhance the Company's growth and profitability over the long term. Our focus on the initiatives that comprise this plan has resulted in higher comparable store sales this year versus the year-earlier quarter, despite an arguably more challenging economic environment, and has driven per share earnings to the top end of our forecasted range. A key to our first quarter performance was the strong 1.7% improvement in comparable customer traffic. Although we will see pressure on the gross margin over the balance of the year due to a shift in sales mix and the impact of inflation, we are pushing forward aggressively on our performance initiatives to continue driving customer traffic into our stores."

Fred's gross profit for the first quarter increased 4% to $132.5 million from $127.0 million in the prior-year period. Gross margin for the quarter was 28.5% compared with 28.7% in the first quarter last year. The reduction in gross margin resulted from pricing pressure, a mix shift of general merchandise products and higher inbound freight costs, which were partially offset by the positive margin effect of the continuing pharmacy department mix shift from branded to generic drugs.

Selling, general and administrative expenses for the first quarter of 2008, including depreciation and amortization, favorably decreased to 26.0% of sales versus 26.2% of sales in the year-earlier period. The expense leverage comes primarily from managing labor and other costs in the stores.

Operating income for the first quarter of 2008 increased 5% to $11.7 million from $11.2 million in the prior-year period. Operating income for the first quarter of 2008 was 2.5% of sales, unchanged from the year-earlier period.

Income tax expense increased to 37.3% of pre-tax income for the first quarter of fiscal 2008 compared with 33.9% last year. The increase in the tax rate resulted from the expiration of certain jobs tax credits available to the Company in the prior year

During the first quarter, Fred's opened eight new stores. The Company expects to open 18 stores and 15 pharmacies in 2008. Also, Fred's closed 17 stores and 21 pharmacies in the first quarter. As announced earlier, the Company plans to close 75 stores and 22 pharmacies during the year.

In the second quarter, the Company expects total sales to increase in the range of 1% to 3%. Comparable store sales are expected to increase in the range of 2% to 4%. The total sales projections include the effect of closing approximately 70 stores and 22 pharmacies by the end of the second quarter in line with the Company's planned restructuring program. Excluding the effects of the store closings, earnings per share are forecasted to be in the range of $0.07 to $0.10 for the second quarter. The financial effect of the store closings in the second quarter is anticipated to negatively affect earnings by approximately $0.07 to $0.10 per share. Accordingly, total earnings per diluted share, including the effects of store closings, are projected to be approximately flat in the second quarter.

Looking ahead, the Company continues to expect total earnings per diluted share for 2008 to be in the range of $0.52 to $0.58, including costs in 2008 related to the announced store closings. Excluding these store closing charges, estimated at $11 million, but including the $7.5 million impact of the minimum wage increase in August and Mississippi Medicaid reimbursement reductions imposed on May 1, 2008, earnings per share for 2008 are forecasted to be in the range of $0.70 to $0.76.

Fred's, Inc. operates 707 discount general merchandise stores, including 24 franchised Fred's stores. For more information about the Company, visit Fred's website at www.fredsinc.com.

A public, listen-only simulcast and replay of Fred's first quarter conference call may be accessed at the Company's web site or at www.earnings.com. The simulcast will begin at approximately 10:00 a.m. Eastern Time today; a replay of the call will be available beginning at approximately 1:00 p.m. Eastern Time and will run until June 29, 2008.

Comments in this news release that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. These risks and uncertainties include, but are not limited to, those associated with the Company's announced strategic plan, lease buyouts and the underlying assumptions and projections upon which they are based, as well as risks that intended results may not be achieved or may not occur as quickly as expected; general economic trends; changes in consumer demand or purchase patterns; delays or interruptions in the flow of merchandise between the Company's distribution centers and its stores or between the Company's suppliers and same; a disruption in the Company's data processing services; costs and delays in acquiring or developing new store sites; and other contingencies discussed in the Company's Securities and Exchange Commission filings. Fred's undertakes no obligation to release revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

FRED'S, INC. Unaudited Financial Highlights (In thousands, except per share amounts)

	13 Weeks Ended May 3, 2008	13 Weeks Ended May 5, 2007	Percent Change
Net sales	$464,292	$442,262	5.0%
Operating income	$11,738	$11,157	5.2%
Net income	$7,250	$7,438	-2.5%
Net income per share:
Basic	$0.18	$0.19	-5.3%
Diluted	$0.18	$0.19	-5.3%
Average shares outstanding:
Basic	39,804	39,842
Diluted	39,972	39,960

FRED'S, INC. Unaudited Fiscal 2008 First Quarter Results (in thousands, except per share amounts)

	13 Weeks Ended May 3, 2008	% of Total	13 Weeks Ended May 5, 2007	% of Total
Net sales	$464,292	100.0%	$442,262	100.0%
Cost of goods sold	331,811	71.5%	315,261	71.3%
Gross profit	132,481	28.5%	127,001	28.7%
Depreciation & amortization	7,083	1.5%	7,227	1.6%
Selling, general and administrative expenses	113,660	24.5%	108,617	24.6%
Operating income	11,738	2.5%	11,157	2.5%
Interest (income) expense, net	173	0.0%	(96)	0.0%
Income before income taxes	11,565	2.5%	11,253	2.5%
Provision for income taxes	4,315	0.9%	3,815	0.8%
Net income	$7,250	1.6%	$7,438	1.7%
Net income per share:
Basic	$0.18		$0.19
Diluted	$0.18		$0.19
Weighted average shares outstanding:
Basic	39,804		39,842
Diluted	39,972		39,960

FRED'S, INC. Unaudited Balance Sheet (in thousands)

	May 3, 2008	May 5, 2007
ASSETS:
Cash and cash equivalents	$11,434	$2,727
Inventories	334,079	348,793
Receivables	30,818	29,257
Other non-trade receivables	15,668	17,515
Prepaid expenses and other current assets	11,734	10,359
Total current assets	403,733	408,651
Property and equipment, net	144,907	137,194
Other non-current assets	9,807	9,343
Total assets	$558,447	$555,188

LIABILITIES AND SHAREHOLDERS' EQUITY:
Accounts payable	$69,344	$85,860
Current portion of indebtedness	159	18
Current portion of capital lease obligation	51	318
Accrued expenses and other	39,905	39,434
Deferred income taxes	14,423	15,369
Income taxes payable	0	1,764
Total current liabilities	123,882	142,763

Long-term portion of indebtedness	34,689	17,479
Deferred income taxes	7,101	11,163
Long-term portion of capital lease obligations	0	40
Other non-current liabilities	13,572	11,253
Total liabilities	179,244	182,698
Shareholders' equity	379,203	372,490
Total liabilities and shareholders' equity	$558,447	$555,188

CONTACT:
Fred's, Inc.
Jerry A. Shore, 901-362-3733, Ext. 2217
Executive Vice President and Chief Financial Officer